Certificate of Amendment Of The Articles Of Incorporation
                                       Of
                               NDS Software, Inc.
                              A Nevada Corporation

  NDS Software, Inc., a Nevada corporation, by its President and Secretary, does hereby certify:

  That pursuant to the unanimous written consent of the Directors of NDS Software, Inc., dated November 15th, 1995, and the majority written consent of the Shareholders of NDS Software, Inc., a Nevada corporation, dated November 15th, 1995, a copy of which is attached hereto, the Shareholders of this corporation have adopted and approved the following amendment to the Articles of
Incorporation:

  That the Articles of Incorporation of the Corporation be amended to replace
Article IV, Section 1, which shall read in its entirety as follows:

                  Section 1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Five Million Two Hundred Thousand (55,200,000) shares, consisting of par value One-Tenth of One Cent ($.001) per share (the "Common Stock"), Five Million (5,000,000) shares of Class A preferred stock, par value One-Tenth of One Cent ($.001) per share (the "Class A Preferred Stock"), and Two Hundred Thousand (200,000) shares of Class B preferred stock, par value Ten Dollars ($10.00) per share (the "Class B Preferred Stock"). The voting powers, designations, preferences, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Class A and Class B Preferred Stock shall hereinafter be prescribed by resolution of the Board of Directors pursuant to
                  Section 4 of this Article IV.

  That the Articles of Incorporation of the Corporation shall be amended to add
Section 4 to Article IV, which shall read in its entirety as follows:

                  Section 4.  Preferred Stock.
                  (a) Consideration. The Board of Directors is hereby vested with the authority from time to time


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                  to provide by resolution for the issuance of shares of
                  Preferred Stock in one or more classes or series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time, and to determine with respect to each such class or series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of vary over time and which may be applicable generally only upon the happening and continuance of stated facts or events or ascertained outside dividend to which holders of Preferred Stock of any class or series may be entitled (which may be cumulative or non-cumulative), the rights of holders of Preferred Stock of any class or series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any class or series to convert or exchange such shares of Preferred Stock of such class or series for shares of any other class or series of capital stock or the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable).

                  (b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any class or series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such class or series, and the number of shares of Preferred Stock of such class or series authorized by the Board of Directors to be issued shall be made and signed by, acknowledged and filed in the manner prescribed by the Nevada Revised Statutes. The Board of


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                  Directors is further authorized to increase or decrease (but not below the number of such shares of such class or series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

  That the Articles of Incorporation of the Corporation be amended to replace
Article V, Section 3, which shall read in its entirety as follows:

                  Section 3. Classified Board. The Directors shall be classified, with respect to the time for which they severally hold office, into two classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws, one class to hold office initially for a term expiring at the 1995 annual meeting of stockholders, and another class to hold office initially for a term expiring at the 1996 annual meeting of stockholders, with the members of each class to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election and until their successors have been duly elected and qualified.

  That the officers of this Corporation are hereby authorized, empowered and directed to take any and all further acts or proceedings to effectuate this amendment.

  IN WITNESS WHEREOF, this Certificate of Amendment of the Articles of Incorporation of NDS Software, Inc., a Nevada corporation, has bee executed this 15th day of November, 1995.

                         (Signatures on following page).

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                                                    /s/ GREG JOHNSON
                                                    -----------------------
                                                    GREG JOHNSON, President
STATE OF NEVADA     )
                    : ss
COUNTY OF DOUGLAS   )

  On November 15th, 1995, personally appeared before me, a notary public, Greg Johnson, personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.


                                                    /s/ Sandy Storke
                                                    ---------------------
                                                    NOTARY PUBLIC


                                                    /s/ WILLIAM TOMERLIN
                                                    ---------------------------
                                                    WILLIAM TOMERLIN, Secretary
STATE OF NEVADA      )
                     : ss
COUNTY OF DOUGLAS    )

  On November 15th, 1995, personally appeared before me, a notary public, William Tomerlin, personally known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that he executed the instrument.


                                                     /s/ Sandy Storke
                                                     ---------------------
                                                     NOTARY PUBLIC

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